Exhibit 5.3

900 West 48th Place, Suite 900, Kansas City, Missouri, 64112 • 816.753.1000

September 25, 2026

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

Ladies and Gentlemen:

We have acted as special Missouri counsel to Sysco Kansas City, Inc., a Missouri corporation (the “Opinion Guarantor”), a subsidiary of Sysco Corporation, a Delaware corporation (the “Parent”), in connection with the issuance by the Parent and Sysco Holdings Corporation, a Delaware corporation (“Holdings” and, together with the Parent, the “Issuers”), as co-issuers, of (i) C$750,000,000 aggregate principal amount of its 4.250% Senior Notes due 2030 (the “2030 Notes”), and (ii) C$750,000,000 aggregate principal amount of its 4.800% Senior Notes due 2034 (the “2034 Notes” and, together with the 2030 Notes, the “Notes”).

The Issuers’ obligations under the Notes will be guaranteed to the extent provided in the CAD Senior Notes Indenture (as defined below) (such guarantees, the “Guarantees”) on a senior unsecured basis by the Guarantors (as defined below) (including the Opinion Guarantor). The Notes and the Guarantees are being offered pursuant to that certain prospectus supplement dated September 22, 2026 and the accompanying base prospectus dated September 14, 2026 that form part of the Parent’s effective registration statement on Form S-3ASR (File No. 333-298926) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

The Notes and the Guarantees are to be issued pursuant to the Senior Note Indenture dated as of September 25, 2026 (the “Senior Base Indenture”) among the Issuers, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture thereto dated as of the date hereof (the “First Supplemental Indenture”) among the Issuers, the subsidiary guarantors party thereto (collectively, the “Guarantors”) and the Trustee. The Senior Base Indenture, as amended and supplemented by the First Supplemental Indenture, is referred to herein as the “CAD Senior Notes Indenture.”

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Opinion Guarantor, that such parties other than the Opinion Guarantor had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such parties other than the Opinion Guarantor have duly authorized such agreements or instruments by all requisite action (corporate or otherwise), that such agreements or instruments have been duly executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, including all statements in certificates of public officials and officers of the Opinion Guarantor that we reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of Missouri (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.            The Opinion Guarantor is validly existing as a corporation under the laws of the State of Missouri.

2.            The Opinion Guarantor has the corporate power and authority under the laws of the State of Missouri to issue the Guarantees.

3.            Each Guarantee has been duly authorized by the Opinion Guarantor.

This opinion letter has been prepared for use in connection with the filing by each of the Issuers of its respective Current Report on Form 8-K relating to the offering, sale and issuance of the Notes and the Guarantees. This opinion letter is given only as of the time of its delivery, and we assume no obligation or responsibility to update or supplement this opinion letter after its delivery.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to each of the above-described Form 8-K filings. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act. Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on this opinion as to matters of Missouri law in connection with any legal opinion by the same being rendered as an exhibit to each of the above-described Form 8-K filings on the date hereof.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC